Exhibit 6.9

LICENSE TO USE BRAND AGREEMENT

This License to Use Agreement (the “Agreement”) is effective November 1, 2022,

BETWEEN:	Pure CA, LLC (the “Licensee”), a company organized and existing under the laws of the State of California, with its head office located at:

c/o Hightimes Holding Corporation, 2110 Narcissus Ave., Venice, CA 90291

AND:	Seven Ten Holdings, LLC (the “Licensor”), a company organized and existing under the laws of the Nevada, with its head office located at:

c/o MXY Holdings Inc., 3355 E. Spring Street, Long Beach, California 90806

Licensee and Licensor are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS Licensee, directly or through one or more California Affiliates (as defined below), engages in the business of cultivating, producing, manufacturing, distributing and selling cannabis products in the state of California (the “Territory”) in accordance with Applicable Law (as defined below);

WHEREAS Licensee wishes to obtain the exclusive right to use the Licensor’s brands listed on Exhibit A (the “Brands”) to sell cannabis products, in the Territory;

WHEREAS, certain affiliates of Licensee have agreed, pursuant to membership interest purchase agreements entered into on the date hereof, to acquire 100% of the equity interests in Pure CA LLC, Pure Calavaras LLC, 2990 MLK JR LLC, and Sapphire Enterprises LLC (the “Purchase Agreements”), each of which are affiliates of Licensor (the “California Affiliates”), and the execution and delivery of this Agreement is a condition to, and partial consideration for, the consummation of the transactions contemplated by the Purchase Agreements;

NOW THEREFORE in consideration of the premises, covenants and agreements contained herein, the Parties agree as follows:

1. LICENSE

1.1 Grant

(a) Subject to the terms of this Agreement, Licensor grants to Licensee a limited, revocable (solely on the terms set forth herein), exclusive, non-transferable, royalty-free, license to use the Brands and Licensor IP (as hereinafter defined) for the purpose of producing, packaging, labeling, promoting, distributing, and selling Finished Products (as hereinafter defined) in the Territory.

(b) “Finished Product” means products produced from cannabis strains approved by Licensor in each instance and of the types of products as listed on Schedule 1.1 attached hereto and incorporated herein by this reference. The Finished Products shall be manufactured, packaged, and labelled by Licensee in accordance with Licensor’s specifications (the “Licensor IP”) following Licensee’s operating procedures, from strains approved by Licensor in each instance (“Licensor Strains”). The branding, trademarks, design of packaging and labelling shall be determined by Licensor in consultation with Licensee. Further, each party’s respective quality assurance teams shall collaborate in good faith. The Brands and Licensor IP constitute “Licensors IP.”

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(c) Notwithstanding anything to the contrary herein, upon the prior written consent of Licensor (not to be unreasonably withheld, conditioned or delayed), Licensee shall have the right to sub-license the Licensed IP to any Licensee Affiliate solely for use within the Territory and solely to the extent such Licensee Affiliate agrees to be bound by terms and conditions on the use of the License IP at least as restrictive as set forth herein. “Licensee Affiliate” shall mean any other direct or indirect, wholly-owned subsidiary of Hightimes Holding Corp., a Delaware corporation.

1.2 Product Production and Branding

(a) At all times, Licensor’s IP shall remain the property, and the sole responsibility, of Licensor, and Licensee acknowledges that, subject to the license set forth in Section 1, Licensee has no right, title and interest in and to Licensor’s IP including, without limitation, any trademarks, know-how, flavor formulations, hardware, processes, information, technical specifications and copyrights of Licensor.

(b) Any intellectual property or rights that may be created, or acquired by Licensee pursuant to, or in furtherance of, this Agreement which incorporate the Licensor’s IP (including but not limited the Brands) and related to Licensee’s advertising, marketing, branding and promotional materials designed or approved by Licensor, designs and copyrights (including, for the avoidance of doubt, the flavor formulations), shall be the sole property of Licensor to the extent that such rights relate to the Licensor’s IP. To the extent that Licensee may be entitled to claim any ownership interest in any such rights or materials, Licensee hereby transfers and assigns to Licensor and agrees to transfer and assign to Licensor, all of its right, title and interest in and to such rights and materials.

(c) Licensor acknowledges and agrees that any intellectual property developed hereunder during the Term unrelated to products produced at the direction of Licensor and independent of any use of any of Licensor’s IP, including any know-how, flavor formulations, hardware, processes, information, technical specifications, copyrights of Licensor, trademarks or tradenames developed to market, promote and sell the Finished Product that are not the Brand, shall be owned exclusively by Licensee.

(d) Any goodwill derived from the use of the Brands will inure to the benefit of Licensor. If Licensee acquires any rights in the Brands by operation of law or otherwise, such rights will be deemed and are hereby irrevocably assigned to Licensor without further action by any of the Parties. Licensee agrees to execute any documents reasonably requested by Licensor to affect any of the above provisions. Except as expressly provided herein, neither Party will have any rights, title or interest in or to any trademarks, trade names or other intellectual property or proprietary or confidential information of the other Party.

(e) Licensee will not challenge, or encourage or assist anyone to challenge, Licensor’s ownership of or the validity of the Brands or any application for registration thereof or any trademark or copyright relating to the Products or any rights of Licensor thereto. Nor will Licensee apply for, obtain or assist any Person in applying for or obtaining any registration of the Brands, or any trademark, service mark, trade name or other mark confusingly similar to the Brands.

(f) Licensee will not intentionally do, omit to do or permit to be done, any act or omission that will or may dilute the Brands, tarnish or bring into disrepute the reputation of or goodwill associated with the Brands or Licensor, or invalidate or jeopardize any registration or ownership of the Brands.

(g) Licensee will not attempt to grant a security interest in, or otherwise encumber, the Brands or record any such security interest or encumbrance against any application or registration regarding the Brands in the United States Patent and Trademark Office or elsewhere.

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(h) Apart from the Brands, no other trademark or logo may be affixed to, or used in connection with, Products that are packaged in the Packaging, except that Licensee may use its own trade name on packaging, advertising and promotional materials for such Products, if and only if, and as required by Applicable Law and subject to Licensor’s approval.

(i) This Agreement does not authorize or permit any use that is not expressly set forth herein and all such other rights are expressly reserved by Licensor. No other right or license is granted to Licensee, either express or implied, with respect to any other trademark, trade name, service mark or other intellectual property right owned, possessed or licensed by Licensor.

(j) If either Party becomes aware of any existing or threatened infringement of any Licensor Mark in the Territory, or any such Brands are challenged in any action or proceeding (an “Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement. As between the Parties, Licensor shall have the right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in an Infringement of the Brands.

(k) Licensee shall immediately notify Licensor of any information it receives regarding any threatened or pending action, inspection or communication regarding the infringement of any third party right resulting from the use of Licensor IP including, without limitation any Brands. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action. Licensor, at its option, may: (1), modify the Licensor IP so that it is non-infringing. (2) require Licensee to cease and desist from using such Licensor IP or selling any products associated therewith, (3) immediately terminate this Agreement. Provided, Licensee complies with the preceding portions of this subsection and subject to the liability limitations set forth in this Agreement, Licensor will defend, indemnify and hold harmless Licensee from and against any and all liabilities, claims, damages, losses, actions, causes of action and costs (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) arising out of or relating to any third party claim or action brought against Licensee to the extent resulting from the Brands infringing any valid trademarks having effect in the United States.

1.3 Product Pricing

Licensee shall sell all Finished Product at a price determined by Licensee (the “Wholesale Price”). Licensee shall reasonably determine in good faith the Wholesale Price, taking into account the applicable costs, taxes, fees, quality, market demand and any other relevant factors.

1.4 Exclusivity& Minimum Production

Licensee’s right to distribute the Finished Product shall be exclusive (except as provided herein) within the Territory during the Term (as defined in Section 4.1, below), provided that the Finished Product sales shall equal ten percent (10%) of products produced and sold by the Licensee within the Territory (“Minimum Production”) during any given quarter of the year (consisting of not less than six percent (6%) concentrates and four percent (4%) all other products, including without limitation flower and edibles). Each quarter (no later than fifteen (15) days following each quarter), Licensee will provide Licensor necessary records to demonstrate compliance with the foregoing including production figures for the Finished Product and other products produced and sold by the Licensee in the prior quarter. In the event Licensee fails to meet the Minimum Production requirement in any given quarter, the Licensee will have forty-five (45) days to cure any shortfall of Minimum Production by grossing up Licensor production so that it equates to the amount of Licensed Products that would have been produced had Licensee met the Minimum Production requirement in such quarter (“Minimum Exclusivity Production”). Further, in the event of Licensee’s failure to Meet Minimum Production within the Territory, Licensor may upon ninety (90) days’ notice, either cancel this Agreement or convert this license to non-exclusive and the Minimum Exclusivity Payment shall no longer apply.

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1.5 Taxes

Licensee shall be responsible for all applicable state taxes in connection with the Finished Product including, without limitation, all taxes of whatever kind related to the cultivation, acquisition of biomass, sale of Finished Product or any other taxes under Applicable Law.

1.6 Use of Brands.

Licensee shall not use or shall cease any use of the Brands in a manner that: (i) contravenes any Applicable Law; (ii) impairs the validity or enforceability of the Brands; (iii) impairs the quality of products and services with which the Brands is used; or (iv) violates rights of any third, party or (v) disparages the Brands or Licensor. Licensee agrees that all proprietary right and goodwill in the Brands shall inure to the benefit of Licensor, that the uses of the Brands by Licensee shall not create any interest or right, express or implied, in the Brands in Licensee except as set forth in this Agreement, and that Licensee does not and will not assert any claim to any ownership thereof. If, by operation of law, or otherwise, Licensee is deemed to or appears to own any property rights in the Brands, Licensee shall hereby assign to Licensor all right and title in such rights and agrees that at Licensor’s request, Licensor shall execute any and all documents necessary to confirm or otherwise establish Licensor’s rights therein. Licensee acknowledges that the License is exclusive to the Territory only and, as such, Licensor is free to use, or license others to use, the Brands outside the Territory in any manner whatsoever.

1.7 Preservation of Brands

Licensee shall take all steps necessary to preserve and protect the validity of the Brands. All displays of the Brands by Licensee shall bear such trademark and/or copyright notices or other legal notices which Licensor from time to time may prescribe, and all such notices shall be printed legibly and irremovably. Both parties agree not to take any action, or cause any action to be taken, with the effect of disparaging the Brands or otherwise diluting the goodwill of the Brands in the Territory or otherwise.

1.8 Quality Control

The quality of all Finished Product offered by Licensee using the Brands shall meet or exceed the quality of the products offered by Licensor which utilize the Brands. Licensor and its authorized representatives shall have the right to test and inspect the Finished Product provided by Licensee at any reasonable time with prior notice. Licensee shall faithfully and accurately reproduce the Brands. No partial version of the Brands, or any fragments thereof, nor any modified or derivative version of the Brands, may be used at any time for any purpose without the express written consent of Licensor in each instance. Licensee shall not use the Brands in any manner that is not approved in writing by Licensor in each instance. If Licensor reasonably determines that any material aspect of the Finished Product, or Licensee’s use of the Brands in connection with the advertising or sale of the Finished Product, does not comply with Licensor’s quality standards, or uses the Brands in a manner contrary to this provision then Licensor shall notify Licensee in writing specifying such deficiencies and Licensor shall cease sale of all such products. If Licensee does not correct all such deficiencies to Licensor’s reasonable satisfaction within a reasonable time, then Licensor may terminate this Agreement pursuant to Section 4.3 below.

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1.9 Infringement Actions

In the event that either Party learns of any infringement, misuse or misappropriation of the Brands, it shall promptly notify the other Party thereof in writing. In such event, Licensor shall have the right to institute legal action and, at its option, and/or as may be required by law, join Licensee as plaintiff. Licensor may select counsel of its choice, and shall control the action and shall bear the entire costs of such action, and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement. If Licensor determines not to institute legal action, Licensee may, with Licensor’s prior written consent, institute legal action; provided, however that Licensee agrees to indemnify and hold Licensor harmless from and against any and all liabilities, damages, judgments, penalties, losses, costs, expenses, claims, suits or demands relating to or arising out of such legal action. In such event, Licensee may select counsel of its choice, and shall control the action and shall bear the entire cost of such action, and shall be entitled to retain seventy-five percent (75%) of any recovery by way of judgment, award, decree or settlement. Each Party shall cooperate with the other Party in any such actions against third Parties, and may if such Party desires, elected to be represented by counsel of its choice, but at its own expense.

2. LICENSE FEE

2.1 Licensee Fee – Payment

On the Effective Date, the Licensee shall pay to Licensor an upfront fee of One Million Dollars (“$1,000,000) paid in shares of Series A Common Stock, par value $0.0001 per share, of Hightimes Holding Corp. at a price per share of $11.00 (the “License Fees”).

2.2 Inspection Rights

Licensor shall have the right to have one or more non-employee agent(s) or representative(s) inspect the relevant books, records, and accounts of Licensee, as the case may be, in connection with this Agreement on a quarterly basis or at such other time(s) as the Parties may agree to validate quality and Minimum Production and Minimum Exclusivity Production.

2.3. Records

(a) Licensee and its Affiliates shall create and maintain copies of accurate, complete, reliable and current (up to date) records necessary for the effective and efficient performance of its obligations under this Agreement including:

(i) such documents, records and other information required by Applicable Law and the provisions of this Agreement;

(ii) detailed, accurate, complete and current financial records regarding the sale of Licensed Products;

(iii) such other additional documents, books, records and other information as may be mutually agreed to in writing from time to time by the Parties.

(b) Licensee and its Affiliates shall, and shall cause its applicable representatives to, retain accurate and complete copies of all records for such period of time: (i) as required by Applicable Law; or (ii) until two (2) years following the termination or expiration of this Agreement, whichever is longer. (the “Retention Period”).

(c) At any time, and from time to time, during the Term of this Agreement and the Retention Period, Licensor may make a written request for a copy of the records created and maintained by the other Party (a “Records Request”). The Licensee shall provide the requested Records as soon as reasonably practicable after the date of its receipt of the Records Request and, in any event, no later than thirty (30) calendar days after its receipt of the Records Request. For greater certainty, a Records Request shall not be considered an Audit for the purposes of this Agreement.

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2.3 Audit Rights

(a) Subject to Applicable Law, Licensor shall have the right to have one or more employee or non-employee agent(s) or representative(s) inspect the books, records and accounts (including the Records) of the Licensee and/or relevant Affiliates up to two (2) times each fiscal year while this Agreement is in effect or at such other time(s) as the Parties may agree at Licensor’s sole cost and expense to verify Minimum Production, Minimum Exclusivity Production and quality (unless a shortfall in Minimum Production, Minimum Exclusivity Production of greater than 5% is discovered in such audit in which case Licensee shall bear the cost of the audit) (each an “Audit”).

(b) With respect to an Audit to verify Minimum Production, Minimum Exclusivity Production and quality, Licensor shall provide reasonable, but no less than ten (10) calendar days prior written notice of its intention to conduct such Audit. Licensee and/or relevant Affiliates shall provide Licensor and its external advisors with reasonable access, during normal business hours, its books, records and other information (including the inspection of facilities) reasonably related to this Agreement for the purposes of conducting the Audit at Licensor’s sole cost and expense (unless a shortfall in Minimum Production, Minimum Exclusivity Production of greater than 5% is discovered in such audit in which case Licensee shall bear the cost of the audit). The Audit to verify Minimum Production, Minimum Exclusivity Production and quality shall be conducted as efficiently as possible and with as little disruption to the business operations as reasonably possible. Any external advisors must first execute a confidentiality agreement in favor of Licensee which provides for obligations of confidentiality which are substantially similar to the obligations of confidentiality provided for in this Agreement.

3. WARRANTY, LIABILITY, INDEMNITY

3.1 Mutual Warranties

Each Party represents and warrants to the other Party, acknowledging that each such Party is relying on these representations and warranties, that solely as of the Effective Date:

(a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be;

(b) it has the power and authority, and holds all necessary regulatory approvals, licenses, permits, consents, and governmental authorizations under Applicable Law, to perform its obligations under this Agreement and it has duly authorized, executed, and delivered this Agreement;

(c) this Agreement constitutes a valid and binding obligation enforceable against it in accordance with the terms of this Agreement and under Applicable Law, subject, however, to limitations with respect to enforcement imposed by law in connection with insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are awarded in the discretion of a court from which they are sought;

(d) there are no events or proceedings, actual or pending, before any governmental authority that impair or threaten to impair its ability to perform its obligations under the Agreement; and

(e) it holds all regulatory approvals, licenses, permits, consents and governmental authorizations necessary or required for it to perform its obligations under this Agreement under Applicable Law.

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3.2 No Warranties or Conditions on Brands

Licensor does not represent that the use of its Brands by Licensee will produce any specific results, that its Brands will be fit for any purpose, it being the intention of the Parties that no liability whatsoever will attach to Licensor out of Licensee’s use or inability to use its Brands. Licensor expressly disclaims any implied warranty or condition of merchantability or fitness for a particular purpose with respect to its Brands.

3.3 No Recourse on Brands License

Licensee shall have no recourse against Licensor, whether by way of any claim, suit or action for any loss, liability, damage, or cost that Licensee may suffer or incur at any time, by reason of its use or inability to use its Brands.

3.4 Limit on Liability on Brands License

In no event will Licensor be liable to Licensee for any indirect, incidental, special or consequential damages whatsoever, including but not limited to loss of revenue or profit, lost or damaged data or other commercial or economic loss, arising out of any breach of this Agreement, any use or inability to use its Brands, or any claim made by a third party, even if Licensor has been advised of the possibility of such damage or claim. UNDER NO CIRCUMSTANCES SHALL LICENSOR’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR OTHERWISE, EXCEED ONE THOUSAND DOLLARS ($1000). IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. ANY ACTION AGAINST COMPANY OR HOLDER ARISING DIRECTLY OR INDIRECTLY OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, MUST BE COMMENCED WITHIN ONE (1) YEAR FROM THE DATE THE RIGHT, CLAIM, DEMAND OR CAUSE OF ACTION SHALL FIRST OCCUR, OR BE BARRED FOREVER.

3.5 Indemnity

Subject to the terms and conditions of this Agreement, Licensee shall indemnify, defend and hold harmless Licensor and its Representatives (collectively, “Licensor Indemnified Parties” and each, a “Licensor Indemnified Party”) from and against any and all actually incurred losses, damages, liabilities, deficiencies, monetary judgments, settlements, interest, awards, penalties, fines, reasonable and documented and out-of-pocket costs or expenses, including reasonable legal fees, disbursements and charges, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by any Licensor Indemnified Party, to the extent arising out of or resulting from any action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or other, whether at law, in equity or otherwise (each a “Claim”) arising out of:

(i) a breach of any of Licensee’s representations or warranties;

(ii) non-fulfillment of any of Licensee covenants set out in this Agreement;

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(i)	Licensee’s use of Licensor’s Brands;

(ii)	Any recall of the Licensed Product;

(iv)	the willful breach or grossly negligent acts or omissions of Licensee or its Representatives in connection with Licensee’s performance of its obligations under this Agreement; or

(v)	any personal injury (including death) or loss of or damage to any property caused by any act or omission of Licensee, its licensed affiliates, sub-contractors, agents or employees (collectively the “Licensee’s Representatives”) in connection with or related to Licensee’s or Licensee’s Representatives’ use of the Licensor’s Brands.

4. TERM & TERMINATION

4.1 Term

Provided Licensee has paid Licensor the License Fees, this Agreement shall begin on the Effective Date and shall continue for ninety-nine (99) years, unless terminated earlier in accordance with the provisions of this Agreement (the “Term”).

4.2 Termination by Licensor for Cause

Licensor may terminate this Agreement by written notice to Licensee, to take effect immediately upon the receipt thereof, if:

(a) Licensee commits or permits a breach of any of its covenants or obligations under this Agreement and Licensee has failed to remedy such breach within thirty (30) days after being required in writing to do so by Licensor;

(b) Licensee becomes bankrupt or insolvent, or has a receiving order made against it, or makes an assignment for the benefit of creditors, or an order is made or a resolution is passed for the winding up of Licensee, or Licensee takes the benefit of any statute for the time being in force relating to bankrupt or insolvent debtors;

(c) if Licensee or any of its Affiliates (a) is charged with, convicted of, or pleads nolo contendere to (i) a violation relating to the unlawful distribution and/or possession with intent to distribute, manufacture, import or export, cannabis in violation of any state or federal statute, (ii) to a criminal offense relating to the sale or possession of illegal drugs, narcotics or controlled substances not described in clause (a)(i), and (iii) to any felony not described in clauses (a)(i) or (a)(ii); or (b) the failure of Licensee to comply with the Licensing Requirements; or

(d) if any of the Purchase Agreements are terminated or are not consummated by June 30, 2022.

4.3 Change in Applicable Law Termination.

Either Party may immediately terminate this Agreement if the Applicable Law, including any applicable state or municipal and/or local laws, change such that performance of the Parties’ obligations under this Agreement are illegal under Applicable Law and not remedied in accordance with Section 7.7 hereof.

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4.4 Consequence of Termination

Upon termination of this Agreement for any reason:

(a) the rights and obligations under Section 2 of Warranty, Liability, Indemnity or as otherwise noted in this Agreement or by implication required to survive, will survive termination of this Agreement;

(b) Licensee’s rights under this agreement shall immediately cease;

(c) Licensee shall deliver within 10 business days of any notice of termination a detailed statement to Licensor of the inventory of all Licensor products located in its facility (the “Remaining Products”) as of the date of termination;

(d) the Parties shall meet and determine a mutually agreeable resolution to the disposition of the remaining Licensed Products.

5. DISPUTE RESOLUTION

5.1 Disputes

(a) Unless otherwise provided for herein, any controversy, dispute or claim arising out of or relating to this Agreement (a “Dispute”) that the Parties are unable to amicably resolve or settle between themselves through negotiations with the respective chief executive officers and board chairs within ten (10) business days (or such longer period as the Parties may mutually agree to in writing) of a Party being provided notice of such dispute shall be resolved by arbitration.

(b) If the Parties to the Dispute are not able to resolve their Dispute after application of Section 5.1(a), to the maximum extent allowed by applicable law, the Dispute shall be submitted to and finally resolved by, binding arbitration. Any Party may file a written Demand for Arbitration with the American Arbitration Association’s Regional Office closest to the Licensee’s principal office and shall send a copy of the Demand for Arbitration to the other Parties. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be seated in the State of California. The arbitration shall be conducted before one arbitrator selected through the American Arbitration Association’s arbitrator selection procedures. The arbitrator shall promptly fix the time, date and place of the hearing and notify the Parties. The Parties shall stipulate that the arbitration hearing shall last no longer than five (5) business days. The arbitrator shall render a decision within ten (10) days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrator shall be final, binding and conclusive upon the Parties. Each Party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a Party seeks equitable relief may be brought in any court within the United States which has jurisdiction over Licensee. Each Party (a) acknowledges that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed by such Party in accordance with their specific terms and (b) agrees that the other Parties are entitled to injunctive relief to prevent breaches of this Agreement, and have the right to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedies available at law or in equity.

(c) Notwithstanding the foregoing, in the event of any breach or threatened breach by any Party of any of its covenants or obligations set out in this Agreement, the other Party shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

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6. FEDERAL GOVERNMENT ACTION

6.1 The Parties each expressly acknowledge and agree that:

(a) they are fully aware that, notwithstanding the State of California’s cannabis laws, rules and Applicable Laws, all individuals involved, and entities engaged directly or indirectly in the cultivation, possession, production, sale, or transportation of cannabis or cannabis products, risk criminal or civil prosecution, or forfeiture under federal law, and face other risks associated with engaging in an industry that is illegal under federal law;

(b) the cannabis industry in California today exists in what some have called “terra incognita”, in conflict between federal and state law, both of which criminalize the use, possession, cultivation, transportation, and furnishing of cannabis, but California law creates certain immunities from criminal prosecution under California law only;

(c) all individuals and entities engaged in the cultivation, possession, production, preparation, sale, or transportation of cannabis and cannabis products may still be arrested by federal officers and prosecuted under federal law, and in the event of federal arrest, seizure, and/or prosecution of a Party in connection with the services of this Agreement (each a “Federal Action” and such Party, the “Defending Party”), the Defending Party shall and hereby does waive any and all claims against the other Party in connection with such Federal Action against such Defending Party and agrees to be individually responsible for its own attorneys’ fees associated with defending such actions; and

(d) the Parties also hereby mutually and expressly agree to waive federal illegality as a defense to any claim or contract enforcement action relating to or arising out of this Agreement. For clarity, any enforcement action taken against Licensee shall constitute a Force Majeure Event and Licensee shall be excused from any and all obligations under this Agreement that are impacted thereby.

6.2 Acknowledgments

The inherent risks of engaging in the industry are assumed by each Party (including its direct and indirect owners, investors, and their respective ultimate beneficial owners), and such Party has elected to assume such risks and commit to its obligations and responsibilities under this Agreement despite such risks). Any incident of Federal Action, forfeiture, suspension of operations at any level or entity, criminal or civil prosecution, or a crime of violence shall not in and of itself be indicative or determinative of gross negligence, willful misconduct, fraud, or a breach of a duty (if any) or a contract of a Party or any manager, member, director, officer, Affiliate, agent or employee of the Party; it being further acknowledged that given the risks in the industry, particularly in terms of day-to-day operations, the Parties (including their Affiliates and employees) shall only be responsible for the exercise of such care that a reasonably careful person would exercise under like circumstances in the industry, and shall only be liable in connection with the failure to exercise such standard of care.

7. GENERAL

7.1 Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by telecopier, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed, in the case of notice to the Licensor as follows:

Seven Ten Holdings, LLC

3355 E. Spring Street, Long Beach, CA 90806

Attention: Chief Executive Officer

and in the case of notice to the Licensee, as follows:

2110 Narcissus Court

Venice, CA 90291

Attention: Chief Executive Officer

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Any notice so given to the Licensor or the Licensee shall be deemed conclusively to have been given and received when so personally delivered or sent by telex, telecopier or other electronic communication or on the third business day following the sending thereof by private courier or mail. Any Party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

7.2 Severance

In the event that any provision of this Agreement is invalid, unenforceable or illegal, then such provision shall be severed from this Agreement and this Agreement shall be read as if such provision were not part of this Agreement.

7.3 Applicable Law

This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws, rules, regulations, orders, guidance, bulletins, or other guidelines of State of California (“State Law”) and with respect to the Licensor IP and taxes, relevant State Law and all applicable federal law (collectively “Applicable Law”). For the avoidance of doubt the Federal Controlled Substances Act and any other laws or regulations relating to marijuana promulgated thereunder are specifically excluded from the definition of Applicable Law.

7.4 Entire Agreement

This Agreement constitutes the entire contract between the Parties and supersedes any previous agreement or understanding between the Parties with respect to this subject matter. This Agreement may only be amended in writing, signed by both Parties, which expressly states the intention to amend this Agreement.

7.5 Assignment

Except for transfer to an Affiliate or in a change of control transaction, neither Party shall, without the other Party’s prior written consent, assign, delegate, pledge or otherwise transfer this Agreement, or any of its rights or obligations hereunder.

7.6 Language

The Parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

7.7 Change in Law.

Except as otherwise provided in this Agreement, this Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties. If any of the terms or provisions of this Agreement are in conflict with any Applicable Law, current or future, then such terms or provisions shall be deemed to be modified to conform with such Applicable Law, to the extent necessary in order that such terms or provisions be valid and enforceable and such amendment shall apply only with respect to the operation of such terms or provisions or, if such modification is not feasible by the Parties, then such terms and provisions shall be deemed to be inoperative to the extent that such terms or provisions conflict with Applicable Law. For any such required amendment, the Parties shall promptly meet to renegotiate the terms and conditions of this Agreement to achieve the object of this Agreement, if possible.

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7.8 Independent Legal Advice.

Each Party acknowledges that it has obtained adequate and independent legal advice with respect to this Agreement prior to its execution.

7.9 Expenses.

Each Party shall bear its own expenses and costs incurred in connection with the preparation of this Agreement, included but not limited to, legal, accounting and administrative expenses.

7.10 Headings.

The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.11 Confidentiality.

(a) Confidential Information. By virtue of this Agreement, each Party (“Discloser”) may disclose to the other Party (“Recipient”) information that is confidential and otherwise proprietary. Unless governed by the terms of an existing or contemporaneously executed non-disclosure agreement (“NDA”), the remainder of this Section 7.11 shall apply. Subject to the exceptions listed below, a Party’s “Confidential Information” shall be defined as information disclosed by the Party to the other Party under this Agreement and clearly marked or otherwise clearly designated as “confidential” or information disclosed by one Party that is reasonably understood by the other Party to be confidential, including without limitation all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party’s business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, and both the existence and terms of this Agreement, manufacturing information, distributor lists, buyer lists, intellectual property, improvements, Customer’s data, and other proprietary information.

(b) Exclusions. The obligations of confidentiality described in this Section 7.11 shall not apply to information which (a) is in the public domain without fault of Recipient; (b) was known to Recipient prior to disclosure by or on behalf of Discloser; (c) is independently developed by Recipient without use or reference to of Confidential Information of Discloser; or (d) is disclosed to Recipient by a third party without restrictions on such disclosure.

(c) Confidentiality and Non-Use. Each Party agrees, for the term of this Agreement and after its expiration or termination, to hold the other Party’s Confidential Information in strict confidence; not to disclose such Confidential Information to third parties not authorized by Discloser to receive such Confidential Information and not to use such Confidential Information for any purpose except as expressly permitted under this Agreement; provided, however, the Recipient may disclose Confidential Information to its directors, managers, officers, investors, potential investors, employees, consultants, and contractors who have a need to know such Confidential Information and who have executed a similarly stringent confidentiality agreement or are subject to a professional duty of confidentiality. Both Parties will take reasonable security precautions to protect the Confidential Information. Each Party will not remove, or cause to be removed from the other, any original or duplicated documents to which it may have access in the furtherance of this Agreement. The term “duplicated documents” includes, but is not limited to, any photocopies, microfilm, tape recordings, handwritings, computer disks, or mimeographed duplicates. Upon written request of the other Party, the requested Party shall promptly deliver or destroy all records, notes, and other written, printed, or tangible materials in its possession embodying or pertaining to the Confidential Information. The foregoing prohibition on disclosure of Confidential Information shall not apply to the extent certain Confidential Information is required to be disclosed by Recipient as a matter of law or by order of a court, provided that Recipient uses reasonable efforts to provide Discloser with prior notice of such obligation to disclose and reasonably assists in Discloser’s lawful efforts to restrict or prevent the disclosure (at Discloser’s sole cost and expense).

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(d) Both Parties hereby agree and acknowledge that no license, either express or implied, is hereby granted to either Party to use any of the Confidential Information other than in connection with the purpose of this Agreement and that all inventions, improvements, copyrightable works and designs relating to machines, methods, compositions, or products of either Party directly resulting from or relating to the Confidential Information and the right to market, use, license and franchise the Confidential Information or the ideas, concepts, methods or practices embodied therein shall be the exclusive property of the Party who has created or owns such property and the other Party has no right or title thereto.

(e) At any time prior to the expiration of two (2) years from the date of termination of this Agreement, it is expressly agreed that each Party shall not, without the prior written consent of the Disclosing Party, utilize the Confidential Information of the Disclosing Party for its own use apart from this Agreement.

(f) Both parties understand and acknowledge that any violation of this Agreement shall constitute a breach and shall be good cause for the termination of the Agreement. Further, any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause the non-disclosing party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that the non-disclosing party shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for such other relief as the non-disclosing party shall deem appropriate.

7.12 Independent Contractors

The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Within this document, any terms used to describe the Parties or the nature of their activities is purely for convenience, and not of legal significance. Neither Party shall have any power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent. Neither Party shall represent itself in any way that implies that it is an agent, branch or joint venture of the other Party.

7.13 Regulatory Approvals.

The Parties acknowledge that this Agreement may be subject to approval by the relevant regulatory authorities (“Regulators”). In the event such approval is required, the Parties agree to cooperate in good faith to obtain Regulators approval, and conform this Agreement to meet any conditions and/or requirements imposed by the Regulators. In the event the Parties cannot conform the Agreement to meet the conditions and/or requirements imposed by the Regulators within thirty (30) days after notice by the Regulators that the Agreement must be reformed, this Agreement shall be void and the Parties shall owe no further obligations to each other.

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7.14 Counterparts.

This Agreement may be executed by any Party in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The transmission by facsimile of, or e-mail transmission of a portable document format (.pdf), copy of the execution page hereof reflecting the execution of this Agreement by any Party shall be effective to evidence the Party’s intention to be bound by this Agreement and that Party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

8. Rules of Construction

8.1 In this Agreement:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to a, “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(c) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(d) unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(e) the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(f) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(g) in all cases where an action is to be taken hereunder it is to be taken subject to or as permitted by all Applicable Law;

(h) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

[Signature page follows]

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IN WITNESS WHEREOF, each Party to this agreement has caused it to be executed on the date indicated above.

LICENSEE, PURE CA, LLC	LICENSOR, Seven Ten Holdings, LLC

/s/ Paul Henderson	/s/ Jordan Lams
Authorized Signature	Authorized Signature

Paul Henderson, CEO	Jordan Lams, Authorized Signatory
Print Name and Title	Print Name and Title

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EXHIBIT A

BRANDS

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SCHEDULE 1.1

FINISHED PRODUCT

●	Concentrates

●	Flower

●	Edibles

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